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Exhibit 99.3

CONSENT OF THOMAS WEISEL PARTNERS LLC

        We hereby consent to (i) the inclusion of our opinion letter, dated July 18, 2003, to the Board of Directors of Business Objects S.A. (the "Company") as an Annex to the Proxy Statement/Prospectus/Information Statement (the "Document") of the Company and Crystal Decisions, Inc. relating to the transaction contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, among the Company, Borg Merger Sub I, Inc., Borg Merger Sub II, Inc., Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings and Crystal Decisions, Inc. and (ii) all references to Thomas Weisel Partners LLC in the sections of the Document captioned "SUMMARY—Opinion of Business Objects' Financial Advisor Regarding the Transaction," "THE TRANSACTION—Background of the Transaction," "THE TRANSACTION—Business Objects' Reasons for the Transaction and Recommendation of the Business Objects Board of Directors" and "THE TRANSACTION—Opinion of Business Objects' Financial Advisor" which forms a part of the Company's Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ THOMAS WEISEL PARTNERS LLC THOMAS WEISEL PARTNERS LLC
San Francisco, California August 28, 2003

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  Exhibit 99.3